Exhibit 99.1

InspireMD Announces Strong Preliminary Fourth Quarter 2019 Revenue and Reports
Inducement Award Under NYSE American Company Guide §711(a)

Tel Aviv, Israel — January 6, 2020 – InspireMD, Inc. (NYSE American: NSPR), the developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by carotid artery disease (CAD), today announced strong preliminary unaudited revenue for the fourth quarter and reported an inducement grant to the company’s new Chief Executive Officer, Marvin Slosman, who assumed the role effective January 1, 2020.

InspireMD anticipates that preliminary unaudited revenue for the fourth quarter ended December 31, 2019, will be within a range of $1,000,000 to $1,025,000, representing estimated growth of 22%-25% over the comparable period in 2018. The company’s revenue growth during the quarter was driven largely by growing demand for CGuard™ EPS, which increased sales more than 30% over the comparable period in 2018. Actual results may differ materially from the foregoing estimates due to developments or other information that may arise between now and the time the financial results for the fourth quarter of 2019 are finalized. These preliminary results should not be viewed as a substitute for the company’s fourth quarter reviewed consolidated financial statements prepared in accordance with GAAP.

“I assumed the role of Chief Executive Officer because, upon reviewing the significant body of evidence demonstrating the superiority of CGuard™ as compared to other interventional and surgical CAD treatment options, I believe we have a significant opportunity to transform patient care while creating long-term value for our shareholders,” said Marvin Slosman, Chief Executive Officer. “We believe our continued strong revenue growth reflects the increasing awareness of CGuard™ by treating physicians, including vascular surgeons, in our key territories. At the same time, we continue to work to introduce CGuard™ into new markets and anticipate that we will be able to sustain this momentum through 2020.”

InspireMD also today announced that the Company has granted Marvin Slosman, the new Chief Executive Officer of the company, stock options to purchase up to an aggregate of 60,794 shares of common stock of the company and 182,381 restricted stock units as inducement awards outside the company’s 2013 Long-Term Incentive Plan. The grant was approved by the Compensation Committee and was made as an inducement material to the employee entering into employment. The grant was made in reliance on the employment inducement exception to shareholder approval provided under the NYSE American Company Guide, Section 711(a), which requires public announcement of inducement awards.

The option award has an exercise price of $1.10 per share, the closing price of the company’s common stock on January 2, 2020 and has a ten-year term. Both the option and restricted stock unit awards will vest in three equal installments on the first, second, and third anniversaries of the date of grant, provided Mr. Slosman remains employed by the company through the applicable vesting dates. These inducement awards also provide for accelerated vesting in connection with a change in control of the company or certain involuntary terminations of Mr. Slosman’s employment. The restricted stock units that vest will be converted into whole shares of the company’s common stock on the first to occur: 1) a change in control of the company, or 2) the date of Mr. Slosman’s termination of employment for any reason other than by the company for cause.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable stroke free long-term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS and NSPR.WSB.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com